Media Contact:	Investor Relations Contact:
Andrea Duffy	Michael J. Melnyk, CFA
Commvault	Commvault
646-295-5241 andreaduffy@commvault.com	646-522-6160 mmelnyk@commvault.com

Commvault Announces CFO Transition

Danielle Abrahamsen Appointed Interim Chief Financial Officer

Stan Zlotsky appointed SVP, Finance

Current CFO Gary Merrill to Join Another Publicly Traded Company Outside of Industry

Company Reaffirms Third Quarter and Fiscal Year 2027 Guidance

TINTON FALLS, N.J. – November 13, 2026 – Commvault (NASDAQ: CVLT), delivering continuous recovery for the AI era, today announced that Danielle Abrahamsen, Chief Accounting Officer, has been appointed Interim Chief Financial Officer, effective December 1, 2026. Abrahamsen succeeds Gary Merrill, who is leaving the Company to pursue an opportunity at another company outside the industry. Merrill will serve as an advisor to Commvault through the end of its fiscal year. Commvault has engaged Spencer Stuart to assist with the search to identify its next CFO.

Abrahamsen has been with Commvault for more than eight years, serving as Chief Accounting Officer since 2023. She brings extensive experience in financial reporting, accounting operations and public-company finance. Commvault has also appointed Stan Zlotsky as Senior Vice President, Finance. Zlotsky brings experience from Pendo.io, Morgan Stanley and Deutsche Bank, and will work closely with Abrahamsen and the broader finance team to oversee financial strategy and operations, supporting the company’s growth and long-term performance.

“Danielle brings a deep understanding of Commvault’s business and financial operations to the interim CFO role, having served as Chief Accounting Officer for the past three years,” said Sanjay Mirchandani, President and CEO, Commvault. “I’m confident in her leadership as we continue to execute our strategy and capture share in an AI-first world.”

Mirchandani continued, “I want to thank Gary for his contributions to Commvault spanning more than two decades. He departs with Commvault on a healthy growth trajectory, including durable subscription growth, expanding margins and strong free cash flow generation. We wish him the best in his next chapter.”

Third Quarter and Fiscal Year 2027 Guidance
Commvault reaffirms its previous third quarter and fiscal year 2027 guidance issued on October 27, 2026.

About Commvault
Commvault (NASDAQ: CVLT) delivers continuous recovery for the AI era. We help organizations stay ready for constant disruption by returning critical data, applications, identities, and AI systems to a clean, trusted state. Our purpose-built recovery solutions span cloud-native and hybrid environments, leveraging AI to enable resilience at enterprise scale.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as those related to our restructuring plans, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault’s business, see “Item 1A. Risk Factors” in our annual report on Form 10-K and “Item 1A. Risk Factors” in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements.